Exhibit 10.14

CONFIDENTIAL

ENVISION HEALTHCARE HOLDINGS, INC.

SEVERANCE AND RETENTION PLAN

FOR SENIOR MANAGEMENT

Envision Healthcare Holdings, Inc., a Delaware corporation (the “Company”), has adopted this Severance and Retention Plan for Senior Management (this “Plan”), effective as of the Closing Date, for the benefit of executives and other members of the senior management of the Company and its Subsidiaries (as defined below) who are eligible to participate in this Plan.

ARTICLE I

PURPOSES

The purposes of this Plan are as follows:

1.1 To reinforce and encourage the continued attention and dedication of Participants (as defined below) to their assigned duties during the period between the execution of the Merger Agreement (as defined below) and the Closing Date (as defined below), as well as following the Merger (as defined below);

1.2 To enable and encourage Participants to focus their attention on obtaining the best possible outcome for the Company’s shareholders, without being influenced by their personal concerns regarding the possible impact of the Merger on the security of their jobs and benefits; and

1.3 To provide severance payments and benefits to any Participant who incurs a qualifying termination of employment under the circumstances described herein.

ARTICLE II

DEFINED TERMS

2.1 For purposes of this Plan, the following terms shall have the meanings indicated below:

“Base Salary” means, as to any Participant, the amount the Participant is entitled to receive as annual base salary, in each case without reduction for any pre-tax contributions to benefit plans. Base Salary does not include bonuses, incentives, commissions, overtime pay, shift pay, premium pay, cost of living allowances, perquisites, reimbursed expenses, or income from stock options, stock grants or other incentives awarded under the Equity Plans or otherwise.

“Board” means the Board of Directors of the Company and, as of the Closing Date, the Board of Directors of New Envision.

“Cause” means any of the following:

(a) the Participant’s commission of a crime involving fraud, theft, false statements or other similar acts or commission of any crime that is a felony (or comparable classification in a jurisdiction that does not use these terms);

(b) the Participant’s willful or grossly negligent failure to perform his or her material employment-related duties for the Company and its Subsidiaries;

(c) the Participant’s material violation of any Company policy as then in effect;

(d) the Participant’s engaging in any act or making any public statement that materially impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Company or its Subsidiaries;

(e) the Participant’s material breach of any award agreement, employment agreement, or noncompetition, nondisclosure or non-solicitation agreement to which the Participant is a party or by which the Participant is bound; or

(f) the Participant’s engaging in any conduct injurious or detrimental to the Company or any of its Subsidiaries.

“Closing Date” has the meaning ascribed to such term in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Company Group” means the Company, New Envision and each of their respective Subsidiaries.

“Date of Termination,” means the date on which the Participant’s employment is terminated, subject to the provisions of Section 4.1.

“Equity Award” means each stock option, restricted stock unit or other equity or equity-based compensation award in respect of Shares granted to a Participant under the Equity Plans prior to the Closing Date (including, for the avoidance of doubt, any such awards converted under the terms of Section 2.3 of the Merger Agreement).

“Equity Plans” means the means the Envision Healthcare Holdings, Inc. 2013 Omnibus Incentive Plan, the CDRT Holding Corporation Stock Incentive Plan, as amended, and any other equity-based compensation plan maintained by the Company Group.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fair Market Value” has the meaning ascribed to such term in the applicable Equity Plan.

“Good Reason” means the occurrence of any one or more of the following events without the Participant’s prior written consent:

(a) a material diminution in the Participant’s duties or responsibilities (including a material diminution in Company or business segment level responsibilities and/or material change in the Participant’s reporting relationship);

(b) a material reduction in the Participant’s Base Salary or annual bonus opportunity; or

(c) a change in the Participant’s principal place of work to a location of more than fifty (50) miles from the Participant’s principal place of work immediately prior to such change in location;

provided, that (x) the Participant provides a Notice of Termination to the Company within ninety (90) days of the initial existence of the facts or circumstances constituting such event, (y) the Company fails to cure such facts or circumstances within thirty (30) days after receipt of such Notice of Termination and (z) the Date of Termination of the Participant occurs no later than ninety (90) days after the expiration of the such cure period; and provided, further, that if a Participant has accepted changes to his or her title, duties, responsibilities, reporting relationship, compensation or other terms of employment in connection with or as a result of the Merger (regardless of whether such changes would otherwise constitute Good Reason), the criteria in subclauses (a)-(c) shall be applied with reference to the Participant’s terms of employment after such changes, not with reference to the Participant’s terms of employment prior to the Merger.

“Merger” means the completion of the transactions contemplated by the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 15, 2016, by and among the Company, New Amethyst Corp., a Delaware corporation, and AmSurg Corp., a Tennessee corporation.

“New Envision” means, following the Closing Date, Envision Healthcare Corporation, a Delaware corporation.

“Notice of Termination” means a written notice which shall set forth (i) the termination provision in this Plan relied upon, (ii) in reasonable detail, the facts and circumstances claimed to provide a basis for termination of a Participant’s employment under the provision so indicated, and (iii) subject to the terms of Section 4.1, the Date of Termination.

“Participant” means each of the Tier I Participants, the Tier II Participants and the Tier III Participants; provided, that no person shall be a “Participant” under the Terms of this Plan unless he or she has executed and delivered to the Company within fifteen (15) days following the Closing Date the Designation Letter in the form attached hereto as Exhibit A (collectively, the “Participants”).

“Performance-Vesting Equity Award” means any Equity Award that is not a Time-Vesting Equity Award. For the avoidance of doubt, a Performance-Vesting Equity Award shall include any Equity Award that is either expressly and exclusively subject to performance-based vesting or a hybrid of time-based vesting and performance-based vesting.

“Post-Closing Protection Period” means (i) with respect to Tier I Participants and Tier II Participants, the eighteen (18) month period beginning on the Closing Date and (ii) with respect to Tier III Participants, the twelve (12) month period beginning on the Closing Date.

“Qualifying Termination” means a termination of employment with the Company Group with respect to which notice has been given during the applicable Post-Closing Protection Period (or, if such termination occurs in anticipation of the Merger, prior to the Closing Date) either by (i) the Company (other than for Cause) or (ii) a Participant for Good Reason. For purposes of clarification, the termination of a Participant’s employment by reason of the Participant’s death or permanent disability (as determined under the Company’s long-term disability plan) or voluntary termination by Participant other than for Good Reason shall not be deemed a Qualifying Termination.

“Separation from Service” has the meaning set forth in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h)).

“Severance Amount” with respect to a Participant means the sum of (x) the Participant’s Base Salary as in effect on the Date of Termination (without giving effect to any reduction that constitutes Good Reason) multiplied by the Severance Multiple plus (y) either (A) the Severance Bonus Amount, if any, specified in the Participant’s Designation Letter, multiplied by the Severance Multiple or (B), if no Severance Bonus Amount is specified in the Participant’s Designation Letter, the Participant’s annual target bonus as in effect on the Date of Termination (without giving effect to any reduction that constitutes Good Reason) multiplied by the Severance Multiple.

“Severance Bonus Amount” means the amount, if any, specified in a Participant’s Designation Letter.

“Severance Period” means a number of whole and partial years equal to the Severance Multiple (e.g. one year for a Severance Multiple of 1, one and one-half years for a Severance Multiple of 1.5).

“Severance Multiple” means the number indicated in Schedule 2.1 hereto.

“Share” has the meaning ascribed to such term in the applicable Equity Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns equity possessing fifty percent (50%) or more of the total combined voting power of all classes of equity in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the date hereof shall be considered a Subsidiary commencing as of such date.

“Tier I Participant” means the individuals identified as Tier I Participants in Schedule 2.1 hereto.

“Tier II Participant” means the individuals identified as Tier II Participants in Schedule 2.1 hereto.

“Tier III Participant” means the individuals identified as Tier III Participants in Schedule 2.1 hereto.

“Time-Vesting Equity Award” means any Equity Award that is expressly and exclusively subject to vesting based on continued service.

ARTICLE III

TERMINATION BENEFITS AND PAYMENTS

3.1 Qualifying Termination. If a Participant incurs a Qualifying Termination, the Participant shall be entitled to receive the following payments and benefits, subject to Section 3.3 and Section 9.2 and provided, that if the Merger does not occur and the Merger Agreement is terminated, any such payments and benefits shall be repaid to the Company:

(a) (i) A single lump-sum payment within ten (10) days after the Date of Termination (or earlier, to the extent required by applicable law), in an aggregate amount equal to the Participant’s earned but unpaid Base Salary and accrued but unpaid vacation pay (if any) through the Date of Termination and (ii) subject to submission by the Participant of supporting documentation, reimbursement of any unreimbursed business expenses incurred by the Participant through the Date of Termination in accordance with the Company’s reimbursement policy payable at the times provided for in such policy (the amounts described in clauses (i) and (ii), collectively, the “Accrued Obligations”);

(b) Payment of the Severance Amount in the form of substantially equal installments on regularly scheduled payroll dates over the Severance Period; provided, that, to the extent required to comply with Section 409A of the Code, if the Release Period spans two calendar years, any installment of the Severance Amount that would have been payable during the Release Period if the Release had been fully effective as of the Date of Termination shall be paid on the first regularly scheduled payroll date in such second calendar year after the date on which the Release is irrevocable;

(c) Any unpaid bonus that would have become payable to the Participant in respect of any fiscal year that ends on or before the Date of Termination, where the Participant remained employed through the full fiscal year or performance period but incurs a Qualifying Termination prior to the payment date for such bonus (to be calculated based on the actual achievement of applicable Company performance metrics with respect to such fiscal year, and with any applicable personal performance metrics to be calculated as though Participant had achieved “target” levels of performance), payable in a single-lump sum on the later of (i) the date on which such bonus would have been paid to the Participant if he or she had remained employed on the payment date or (ii) the first payroll date following the date on which the Release (as defined below) becomes irrevocable (or, to the extent required to comply with Section 409A of the Code, if the Release Period spans two calendar years, the first regularly scheduled payroll date in such second calendar year after the date on which the Release is irrevocable);

(d) A pro rata annual bonus for the fiscal year in which the Date of Termination occurs in an amount equal to the product of (i) the Severance Bonus Amount, if any, specified in the Participant’s Designation Letter, or, if no Severance Bonus Amount is specified in the Participant’s Designation Letter, the annual bonus that would have become payable to the Participant in respect of the fiscal year in which the Date of Termination occurred if the Participant had remained employed through the full fiscal year or performance period and the applicable payment date for such annual bonus (based on the actual achievement of applicable Company performance metrics with respect to such fiscal year, and with any applicable personal performance metrics to be calculated as though Participant had achieved “target” levels of performance) and (ii) a fraction, the numerator of which shall be the number of days elapsed through the Date of Termination in the fiscal year in which the Date of Termination occurs, and the denominator of which shall be three hundred and sixty-five (365), payable in a single lump-sum on the date on which such annual bonus would have been paid to the Participant if he or she had remained employed on the payment date; provided, that, to the extent required to comply with Section 409A of the Code, if the Release Period spans two calendar years, such amount shall be paid on the first regularly scheduled payroll date in such second calendar year after the date on which the Release is irrevocable;

(e) To the extent not previously vested as of the Date of Termination, any outstanding Equity Awards held by the Participant shall vest and, if applicable, become exercisable as follows; provided, that if the applicable award agreement evidencing any such Equity Award provides for more favorable vesting, then the terms of such award agreement shall instead govern the treatment of such Equity Award:

(i) With respect to any Time-Vesting Equity Award (including any Equity Award that is a stock option) held by the Participant, the vesting of such award will immediately accelerate with respect to all of the unvested options or Shares, as applicable, subject thereto; or

(ii) With respect to any Performance-Vesting Equity Award held by the Participant, the vesting of the Shares subject to such award will immediately accelerate, at “target” levels of achievement (as specified in the applicable award agreement), with respect to all of the unvested Shares subject thereto; and

(f) Additional benefits:

(i) If the Participant is a Tier I Participant or Tier II Participant, a lump sum cash payment, payable on the date the first payment is made to the Participant pursuant to Section 3.1(b), equal to the cost to the Participant of COBRA continuation coverage under the Company’s group health and life insurance plans (based on the Participant’s elections in place at the Date of Termination) for eighteen (18) months following the Date of Termination (the “Benefit Payment”), plus an additional payment such that, after payment of all federal, state and local taxes on the Benefit Payment, the Participant retains an amount equal to the Benefit Payment; and

(ii) If the Participant is a Tier III Participant, and subject to the Participant enrolling for COBRA continuation coverage, the Participant may continue participation at then-existing participation and coverage levels at the Company’s expense for a period of twelve (12) months following the Date of Termination in the Company’s group health insurance plans comparable to the terms in effect from time to time for the Company’s senior executives, including any co-payment and premium payment requirements. After such period, the Participant will retain any rights to continue coverage under the group health plans under the benefits continuation provisions pursuant to Section 4980B of the Code. Because of the current uncertainty in the taxation of health benefits, in the event that the Company determines that the provision of health benefits in the manner provided in this clause (ii) becomes legally prohibited or would subject the Participant or the Company to a material tax or penalty, or that such benefits are otherwise unable to be provided in a manner consistent with the intent of the parties to provide the Participant with a non-taxable benefit (both as the cost of the coverage and the provision of benefits under such coverage), the Company and the Participant shall cooperate reasonably and in good faith to preserve, to the maximum extent practicable without the imposition of material additional cost to the Company, the intended benefits hereunder.

3.2 Non-Qualifying Terminations.

(a) Death and Disability. If a Participant’s employment with the Company is terminated due to the Participant’s death or permanent disability (as determined under the Company’s long-term disability plan), then the Participant (or the Participant’s beneficiary or estate, as applicable) shall be entitled to payment of the Accrued Obligations in a single lump-sum within ten (10) days after the Date of Termination (or earlier, to the extent required by applicable law). In addition, to the extent not previously vested, any outstanding Equity Awards held by the Participant shall vest on the terms applicable to a Participant’s outstanding Equity Awards in the event of a Qualifying Termination, as described in Section 3.1(e).

(b) Other Terminations. If a Participant’s employment with the Company is terminated (i) by the Company for Cause, (ii) by a Participant without Good Reason, or (iii) for any reason not within the definition of a Qualifying Termination (other than the Participant’s death or disability as described in Section 3.2(a)), the Participant shall be entitled to payment of the Accrued Obligations in a single lump-sum within ten (10) days after the Date of Termination (or earlier, to the extent required by applicable law). In no event shall any such Participant otherwise be eligible to receive any payments or benefits under this Plan, except to the extent explicitly required by applicable law; provided, that the Committee may, in its sole discretion, determine to provide for the full or partial vesting of any Equity Award held by the Participant as of the Date of Termination.

3.3 Release and Other Conditions to Severance. Any payments or benefits that may be provided to a Participant under Section 3.1 of this Plan (other than payment of the Accrued Obligations) shall be conditioned upon the following events:

(a) The Participant’s execution, delivery and non-revocation of an effective release of claims against the Company Group (the “Release”), containing the provisions attached hereto as Exhibit B and such other terms as may be mutually agreed by the parties to the Release, which Release shall be delivered to the Participant within ten (10) days following the Date of Termination and which must be executed (and not revoked) by the Participant within sixty (60) days following the Date of Termination (the “Release Period”); and

(b) At the Company’s request, the Participant’s return of all property belonging to the Company Group (including, but not limited to, any Company Group-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company Group).

ARTICLE IV

TERMINATION PROCEDURE

4.1 Notice Period. The Company must provide a Participant with ninety (90) days advance written notice of its intention to terminate the Participant’s employment for any reason other than for Cause. A Participant must provide the Company with ninety (90) days advance written notice of an intention to terminate employment for any reason. The Company may, in its sole discretion (but subject to applicable law, including Section 409A) take the following steps under the following circumstances: (a) in the event of a Participant’s voluntary resignation or termination for Good Reason, the Company may unilaterally shorten the notice period and declare the termination of employment immediately effective with no pay in lieu of notice; (b) in the event of any termination of employment by the Company other than for Cause, the Company may, in lieu of any notice the Company is required to provide to the Participant hereunder, immediately terminate the employment of the Participant and unilaterally pay the compensation that the Participant would have been paid or would have earned during such notice period (including the portion of the pro rata annual bonus described in Section 3.1(d) attributable to the notice period); or (c) in the event of any termination of employment (whether initiated by the Company or by the Participant), the Company may unilaterally treat all or any portion of the notice period as a period of “garden leave” and require the Participant to not report to any work location and to refrain from performing any or all of Participant’s responsibilities during the notice period. In the event of a termination for Cause, no notice shall be required, and therefore no pay in lieu is required.

4.2 Notice of Termination. Any purported termination of a Participant’s employment by the Company with or without Cause, or by a Participant for Good Reason, shall be communicated by a written notice, given in accordance with Article VII, which shall (a) indicate the termination provision in this Plan relied upon and (b) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of a Participant’s employment under the provision so indicated. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, under this Plan or preclude the Participant or the Company from asserting such fact or circumstance in enforcing the Participant’s or the Company’s rights under this Plan.

ARTICLE V

NO MITIGATION OR OFFSET

The Company agrees that, in order for a Participant to be eligible to receive the payments and other benefits described herein, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 3.1. Further, the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation earned by the Participant following the Date of Termination as the result of employment by another employer or otherwise, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

ARTICLE VI

SUCCESSORS; BINDING AGREEMENT

6.1 The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume this Plan and all obligations of the Company hereunder in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place.

6.2 This Plan shall inure to the benefit of and shall be binding upon the Company, its permitted successors and assigns. For avoidance of doubt, upon consummation the Mergers, the rights and obligations of and with respect to the Company hereunder shall be and become rights and obligations of and with respect to New Envision.

6.3 Except as otherwise provided herein or by law, no right or interest of any Participant under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to the Participant’s legal guardian or personal representative. Notwithstanding the foregoing, if a Participant dies while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

ARTICLE VII

NOTICES

For the purpose of this Plan, notices and all other communications provided for in this Plan shall be given in writing and delivered by hand or sent by overnight courier, certified or registered mail, return receipt requested, postage prepaid, and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to the Participant, five (5) days after deposit in the United States mail, postage prepaid, addressed to the Participant at the last address the Participant provided to the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

6363 South Fiddlers Green Circle, 14th Floor

Attention: General Counsel

Greenwood Village, Colorado 80111

ARTICLE VIII

DISPUTES

8.1 Exclusive Jurisdiction; Waiver of Jury Trial. Notwithstanding anything herein to the contrary, the Company shall have the right to enforce the provisions of Section 3.3 through an action, suit or proceeding brought in any federal court located in the State of Colorado or any Colorado state court, and each Participant consents to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any right to a jury trial and any objection that such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.2 Expenses. In the event that the Company or any Participant initiates legal proceedings to enforce any provision of this Plan or resolve any dispute hereunder, and the Participant is the prevailing party, then the Company shall be responsible for payment of the Participant’s costs incurred in connection therewith, including reasonable attorneys’ fees.

ARTICLE IX

SECTION 409A

9.1 To the extent applicable, this Plan shall be interpreted and applied consistent and in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Plan to the contrary, to the extent that the Committee determines that any payments or benefits under this

Plan may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Committee may in its sole discretion adopt such amendments to this Plan or take such other actions that the Committee determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Plan from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, that this Section 9.1 shall not create any obligation on the part of the Committee to adopt any such amendment or take any other action.

9.2 Notwithstanding anything to the contrary in this Plan, no amounts shall be paid to any Participant under this Plan during the six (6) month period following such Participant’s Separation from Service to the extent that paying such amounts at the time or times indicated in this Plan would result in a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six (6) month period without interest thereon.

9.3 Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service with the Company, and, for purposes of any such provision of this Plan, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

9.4 For purposes of Section 409A of the Code, each installment payment or other payment in series of payments made under this Plan shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

9.5 Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Plan does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Participant in any other calendar year; (b) the reimbursements for expenses for which the Participant is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

ARTICLE X

TERMINATION AND AMENDMENT

This Plan may be amended or terminated, and any provision hereof may be modified (or waived), for one or more Participants at any time by the Committee in its sole discretion; provided, that no such amendment, modification or termination may adversely affect the rights of a Participant without the consent of such person, except as required by law. This Plan shall automatically expire after eighteen (18) months have elapsed following the Closing Date, except that such expiration shall have no effect on the rights of any Participant as to whom a Notice of Termination was provided (either by the Company or by the Participant) prior to such expiration.

ARTICLE XI

MISCELLANEOUS

11.1 No Waiver. No waiver by the Company or any Participant, as the case may be, at any time of any breach by the other party of, or of any lack of compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. All other plans, policies and arrangements of the Company Group in which a Participant participates during the term of this Plan shall be interpreted so as to avoid the duplication of benefits paid hereunder.

11.2 No Right to Employment. Nothing contained in this Plan or any documents relating to this Plan shall (i) confer upon any Participant any right to continue as a Participant or in the employ or service of any member of the Company Group, (ii) constitute any contract or agreement of employment, or (iii) interfere in any way with any “at-will” nature (if applicable) of the Participant’s employment with the Company Group.

11.3 Tax Withholding. All amounts payable hereunder shall be subject to withholdings for applicable federal, state, local or non-U.S. taxes and other required payroll deductions, including, in respect of any Equity Awards, under any Company “withhold to cover” or “sell to cover” program as then in effect.

11.4 Other Benefits. Amounts payable hereunder shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein. While in effect, this Plan is the only severance pay plan, program or policy of the Company applicable to Participants, and supersedes all other severance plans, programs, practices, policies, understandings and agreements, express or implied, written or oral, including any individual severance arrangement provided for in any employment agreement between any Participant and the Company or any predecessor of the Company.

11.5 Governing Law. This Plan and all rights hereunder shall be governed, construed and interpreted in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

11.6 Unfunded Obligation. All amounts payable under this Plan shall constitute an unfunded obligation of the Company. Payments shall be made, as due, from the general funds of the Company. This Plan shall constitute solely an unsecured promise by the Company to provide such benefits to Participants to the extent provided herein. For avoidance of doubt, any pension, health or life insurance benefits to which a Participant may be entitled under this Plan shall be provided under other applicable employee benefit plans of the Company Group. This Plan does not provide the substantive benefits under such other employee benefit plans, and nothing in this Plan shall restrict the ability of any member of the Company Group to amend, modify or terminate such other employee benefit plans.

11.7 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

CONFIDENTIAL

Exhibit A

Form of Designation Letter

ENVISION HEALTHCARE HOLDINGS, INC.

6363 SOUTH FIDDLERS GREEN CIRCLE, 14th FLOOR

GREENWOOD VILLAGE, COLORADO 80111

[INSERT DATE]

[INSERT NAME]

c/o Envision Healthcare Holdings, Inc.

6363 South Fiddlers Green Circle, 14th Floor

Greenwood Village, Colorado 80111

Re: The Envision Healthcare Holdings, Inc. Severance and Retention Plan for Senior Management

Dear [NAME]:

This letter agreement (the “Designation Letter”) relates to the Envision Healthcare Holdings, Inc. Severance and Retention Plan for Senior Management (the “Plan”). Through this Designation Letter, you are being offered the opportunity to become a participant in the Plan. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Plan.

Envision Healthcare Holdings, Inc. (together with New Envision and its subsidiaries, the “Company”) has designated you as a Tier [●] Participant (as defined in the Plan) and thereby you are eligible to receive the severance and other benefits set forth in the Plan subject to the terms and conditions thereof. A copy of the Plan has been made available to you. You should read it carefully and become comfortable with its terms and conditions and those set forth below.

By accepting this Designation Letter, you acknowledge the following provisions:

•	that you have received and reviewed a copy of the Plan;

•	that you understand that participation in the Plan requires that you agree to the terms of the Plan and that you irrevocably and voluntarily agree to those terms;

•	that you have had the opportunity to carefully evaluate this opportunity and desire to participate in the Plan according to the terms and conditions set forth therein;

•	that, while in effect, the Plan is the only severance pay plan, program or policy of the Company applicable to you, and supersedes all other severance plans, programs, practices, policies, understandings and agreements, express or implied, written or oral, including any individual severance arrangement provided for in any employment agreement between you and the Company or any predecessor of the Company; and

•	that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to you under the Plan; and that (i) you retain full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to you under the Plan and (ii) the Company shall not indemnify or otherwise compensate you for any violation of Section 409A of the Code that my occur in connection with the Plan.

You further acknowledge and agree that, as a condition precedent and subsequent to the receipt of any actual payments (other than payment of the Accrued Obligations) and benefits provided to you under Section 3.1 of the Plan, in order to accept any such benefits and payments, you must comply with the following conditions:

•

Restrictive Covenants. The protection of confidential information and trade secrets is essential for the Company, the other members of the Company Group and their employees’ future security. You agree that for [●] months following a Qualifying Termination (the “Restricted Period”), you will not in any manner, without the prior written consent of the Company, directly or indirectly: (a) disclose or divulge to any person, entity, firm, company or employer, or use for your own benefit or the benefit of any other person, entity, firm, company or employer directly or indirectly in competition with the Company, any knowledge, information, business methods, techniques or data of the Company; (b) solicit, divert, take away or interfere with any of the customers, accounts, trade, business patronage, employees or contractual arrangements of the Company; or (c) either individually or in partnership, or jointly in conjunction with any other person, entity or organization, as principal, agent, consultant, lender, contractor, employer, employee, investor, shareholder, or in any other manner, directly or indirectly, advise, manage, carry on, establish, control, engage in, invest in, offer financial assistance, financial services to, or permit your name to be used by any business that competes with the then-existing Business of the Company, provided that you shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the Business of the Company, provided that you shall not directly or indirectly own more than five percent (5%) of the issued share capital of the public company, or participate in its management or operation, or in any advisory capacity within the time limits set out herein. For purposes of this paragraph, the “Business of the Company” shall mean (i) the ambulatory surgery business; (ii) any business the products, services, or activities of which include the provision of medical services, including without limitation, the provision of anesthesia services, pain management services, emergency medicine services, gynecological and obstetrical services, primary medical care services, neonatology services, pediatric services, perinatology services, radiology services, medical transportation services and post-acute care medical services; (iii) any business the products, services, or activities of which include the provision of administrative services for medical services, including without limitation, quality assurance services, utilization management services, billing services, recruitment services, medical management information services and physician practice management services and (iv) any other line of business in which the Company is engaged on the date of termination of your employment with the Company (provided that the Company shall not be deemed to be engaged in a line of business if the Company provides the goods or services that constitute such line of business solely to business units, segments or subsidiaries of the Company or facilities owned or operated by the Company).

•	Non-Solicitation. You further agree that during the Restricted Period, you will not solicit for hire or rehire, or take away, or cause to be hired, or taken away, management level employee(s) of the Company.

•

Cooperation. You further agree that, during the Restricted Period and, if longer, during the pendency of any litigation or other proceeding, you (a) will not communicate with anyone (other than your attorneys and tax and/or financial advisors and except to the extent you determine in good faith is necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company Group, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company, and (b) in the event that any other party attempts to obtain information or documents from you (other than in connection with any litigation or other proceeding in which you are a party-in-opposition) with respect to matters you believe in good faith are related to such litigation or other proceeding, you will promptly so notify the

Company’s counsel. You agree to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of employment to the extent the Company pays all Company-approved expenses you incur in connection with such cooperation.

•	Nondisparagement. You further agree that, except as may be required by applicable law, during the Restricted Period, you shall not make any statement, written or verbal, in any forum or media, or take any other action in disparagement of the Company or its subsidiaries or affiliates or their respective past or present products, services, officers, directors, employees or agents. Nothing in this paragraph shall preclude you from providing truthful testimony or other evidence or documents in connection with (i) any action to enforce your rights hereunder or under any other agreement between you and the Company or (ii) in response to any judicial or administrative subpoena, or from otherwise participating in any investigation or inquiry being conducted by a judicial or administrative body having competent jurisdiction.

Notwithstanding the foregoing, this Designation Letter does not (a) prohibit you from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company and its affiliates by any government agency or other regulator that is responsible for enforcing a law on behalf of the government or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company or its affiliates that you reasonably believe is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company or any affiliate or (b) require you to obtain the approval of, or give notice to, the Company or any of its employees or representatives to take any action permitted under clause (a).

It is the intention of the parties to restrict your activities in a manner which reasonably protects the legitimate business interests of the Company. In the event the restrictive conditions expressed herein are deemed overly broad or unenforceable by a court of competent jurisdiction, it is the intent of the parties that the terms of this Designation Letter be enforced to the fullest extent allowed under applicable law, and be reformulated by such court to the extent necessary to so enforce it.

You hereby agree that (i) your acceptance of this Designation Letter will result in your participation in the Plan subject to the terms and conditions thereof and (ii) this Designation Letter may not be amended, modified or terminated except pursuant to Article X of the Plan.

This Designation Letter is subject in all respects to the terms and provisions of the Plan, as amended from time to time. In the event of any conflict between the terms of this Designation Letter and the terms of the Plan, the terms of the Plan shall govern.

Your participation in the Plan will be conditioned and effective upon your acceptance of this Designation Letter.

Sincerely,

ENVISION HEALTHCARE HOLDINGS, INC.

By:
Name:
Title:

Accepted and agreed:

[NAME]

Exhibit B

Release Provisions

Release and Waiver of Claims. In consideration of the payments and benefits to which you are entitled as a Participant (as defined in the Plan) in the Envision Healthcare Holdings, Inc. Severance and Retention Plan for Senior Management (the “Plan”), you hereby waive and release and forever discharge Envision Healthcare Holdings, Inc. and Envision Healthcare Corporation (together, the “Company”), its parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act (“ERISA”), and the Sarbanes-Oxley Act of 2002. You understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable (the “Effective Date”).

Limitation of Release: Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Date. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:

(a)	Any payment or benefit set forth in the Plan;

(b)	Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with the policy of the Company;

(c)	Claims under the Equity Plans (as defined in the Plan) in respect of vested Company equity held by you;

(d)	Vested benefits under the general Company employee benefit plans (other than severance pay or termination benefits, all rights to which are hereby waived and released);

(e)	Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled;

(f)	Any claim that the Company has breached this release of claims; and

(g)	Indemnification as a current or former director or officer of the Company or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity.

Return of Company Property. Not later than the Effective Date, you agree to return, or hereby represent that you have returned as of such date (if you have not signed this Agreement by such date), to the Company all Company property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; Company identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to the Company or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers and/or e-mail or internet accounts.

Schedule 2.1

Participant	Title	Tier	Severance Multiple
Randel Owen	Executive Vice President, Chief Operating Officer and Chief Financial Officer	Tier I	1.75
Craig Wilson	General Counsel	Tier I	1.5
Steven Ratton, Jr.	Chief Strategy Officer and Treasurer	Tier I	1.5
Thomas Bongiorno	Chief Accounting Officer	Tier I	1.5
Mark Hagan	Chief Information Officer	Tier I	1.5
David Esler	Chief Human Resources Officer	Tier I	1.5
Edward Van Horne	Chief Executive Officer of AMR	Tier II	1.5
Timothy Dorn	Chief Financial Officer of AMR	Tier II	1.5
R. Jason Standifird	Chief Financial Officer of EmCare	Tier II	1.5
Eric Beck	Chief Executive Officer of Evolution Health	Tier II	1.5
Ajay Gupta	Chief Financial Officer, Evolution Health	Tier II	1.5
Ross Ronan	Chief Compliance Officer	Tier III	1.0
Dighton Packard	Chief Medical Officer	Tier III	1.0
William Johnson	Chief Audit Executive	Tier III	1.0
Robert Kneeley	Vice President, Investor Relations	Tier III	1.0
Janell Marshall	Chief Marketing Officer	Tier III	1.0